Exhibit 10.1
Cardtronics, Inc.
2010 Annual Executive Cash Incentive Plan
Members of the Cardtronics, Inc. (Cardtronics or the Company) leadership team that are designated by the Company as participants are eligible to participate in the Annual Executive Cash Incentive Plan (AECIP). The 2010 AECIP has been designed to include certain performance thresholds and metrics focused on Company performance, subject to a Management by Objective (MBO) modifier, to ensure the Company is measuring and rewarding its executive leadership team on critical business drivers that they influence.
I. Plan Mechanics
Three components factor into the calculation of a participant’s earned AECIP award:
A.	Performance Thresholds: Minimum levels of Company financial performance that must be attained in order for AECIP payouts to occur.

B.	Performance Metrics: Particular levels of Company financial achievement that the AECIP is designed to reward.

C.	Individual MBO Modifier: Adjustments to an individual’s bonus payout will be based on attainment of that individual’s MBOs.
II. Performance Thresholds
For any AECIP to be payable, all three of the following performance thresholds must be met:
A.	Cardtronics must achieve the threshold level of its fiscal year corporate Adjusted Earnings before Interest, Income Taxes, Depreciation and Amortization (Adjusted EBITDA).

B.	Cardtronics must be compliant with all material public company regulations and reporting requirements for its fiscal year.

C.	The executive must achieve the minimum performance standards established by his superior and/or the Board.
III. Participants & Groupings
A member of the Company’s leadership team shall become an eligible participant in the 2010 AECIP immediately upon being designated by the Company to participate in the 2010 AECIP. A participant in the 2010 AECIP shall continue to be a participant so long as he remains in the employ of the Company or a subsidiary of the Company continuously from the time he or she is designated as a participant in the 2010 AECIP until payment is made, if any, pursuant to the 2010 AECIP. Following December 31, 2010, however, the participant’s eligibility for benefits pursuant to the 2010 AECIP will be extinguished. Eligibility for, or participation in, the 2010 AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year AECIP, if any.

Cardtronics 2010 AECIP

May 11, 2010
The Cardtronics 2010 AECIP participants have been placed into one of two groups, which reflect their ability to control the results of the metrics assigned to each group. The two participant groups are:
A.	Worldwide. These metrics represent the consolidated fiscal year results as per the Company’s public reporting.

B.	UK Only. These metrics represent the UK results denominated in UK pounds sterling.
Schedules A & B list each of the 2010 AECIP participants, their respective group assignment, and the related Target Bonus Payout.
IV. Performance Metrics
The AECIP rewards the achievement of performance on key metrics that are critical to Cardtronics’ continued success. For the Worldwide participants, the 2010 AECIP metrics are:
A.	Adjusted EBITDA

B.	Return on Invested Capital

C.	Total Revenues
For the UK participants, the 2010 AECIP metrics are:
D.	Adjusted UK EBITDA in Pounds Sterling

E.	UK Return on Invested Capital

F.	Total UK Revenues in Pounds Sterling
V. Performance Metrics — Definitions
A.	Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization (Adjusted EBITDA)
1.	Worldwide Adjusted EBITDA: Adjusted EBITDA as reported to the public in Cardtronics’ press releases, modified by any adjustments that the Compensation Committee believes are appropriate.

2.
UK Adjusted EBITDA: The contribution of UK entities to the Worldwide Adjusted EBITDA figure, per Cardtronics’ internal financial statements, as modified by any adjustments that the Compensation Committee believes are appropriate.

B.	Return on Invested Capital (ROIC) —worldwide plan
1.	ROIC = Net Operating Profit after Tax (NOPAT) divided by Capital Invested (CI).

2.	NOPAT = (Adjusted EBITDA less depreciation for the relevant plan year, less adjustments for non-wholly-owned subsidiaries, less amortization of intangible asset expense, less taxes at a 35% tax rate.)

3.
CI = For the trailing five quarter-ends (12/09, 3/10, 6/10, 9/10, 12/10), the average of (Total assets minus goodwill, minus accounts payable, accrued liabilities, assets related to interest rate hedging (if applicable), and asset

Cardtronics 2010 AECIP

May 11, 2010
retirement obligations), as reported in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K (or in the case of subsidiaries, in the Company’s internal records).
C.	Return on Invested Capital (ROIC) —UK plan
1.	ROIC = Net Operating Profit After Tax (NOPAT) divided by Capital Invested (CI).

2.	NOPAT = (Adjusted EBITDA less depreciation for the relevant plan year, less adjustments for non-wholly-owned subsidiaries, less taxes at a 28% tax rate).

3.
CI = For the trailing five quarter-ends (12/09, 3/10, 6/10, 9/10, 12/10), the average of (Total assets minus goodwill and intangible assets, minus accounts payable, accrued liabilities, assets related to interest rate hedging (if applicable), and asset retirement obligations), as reported in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K (or in the case of subsidiaries, in the Company’s internal records).

Note —	the principal differences between the UK ROIC calculation and the Worldwide ROIC calculation are the following:
•	Intangible asset amortization expense is not deducted from NOPAT (numerator) in the UK calculation

•	Intangible assets are subtracted from CI (denominator) in the UK calculation

•	Taxes are estimated at a rate of 28% in the UK calculation, compared to 35% in the worldwide calculation

These adjustments were made to the UK calculation such that the ROIC calculation would result in a target of at least 20%, and as a result, properly incent management of that operation to pursue business opportunities that exceed that level of anticipated return on invested capital

D.	Total Revenues
a.	As reported in the audited financial statements (or in the case of subsidiaries, in the Company’s internal records).

Cardtronics 2010 AECIP

May 11, 2010
VI. Performance Targets (in thousands, except percentage amounts)

Group	Metric	Weighting	Threshold	Target	Maximum
Worldwide	Adjusted EBITDA	40%	$110,000	$120,000 *	$140,000
	ROIC	40%	17.1%	20.2%	26.4%
	Total Revenues	20%	$527,534	$538,300	$559,832
UK Only	Adjusted EBITDA	45%	£11,903	£12,980	£15,147
	ROIC	45%	16.6%	20.9%	29.4%
	Total UK Revenues	10%	£60,459	£61,693	£64,161

*	This target was set by the Company’s Board of Directors on December 12, 2009.
Worldwide Targets:
Forty percent (40%) of the bonus pool will be based on Adjusted EBITDA performance. For the Adjusted EBITDA metric, the threshold level is set at 91.7% of the Target (budgeted) Adjusted EBITDA level, and the Maximum level is set at 116.7% of the Target EBITDA level.
Forty percent (40%) of the bonus pool will be based on ROIC performance. For the ROIC metric, the Threshold ROIC level is set at 17.1% (which is the level achieved if Capital Invested is at budgeted levels and Adjusted EBITDA is 91.7% of budget), and the Maximum level is set at 26.4% (which is the level achieved if Capital Invested is at budgeted levels and Adjusted EBITDA is at 116.7% of budget). The Target ROIC level of 20.2% would be achieved if both Capital Invested and Adjusted EBITDA are at budgeted levels.
Twenty percent (20%) of the bonus pool will be based on total revenues. For the total revenue metric, the threshold level is set at $527.5 million which is 98% of the Target (budget) Total Revenue level, and the Maximum level is set at $559.8 million, which is 104% of the Target Total Revenue level.
For each of the metrics, it is intended that the Threshold performance level triggers a potential bonus pool at the Threshold level (50% of Target bonus pool), that the Target performance level triggers a potential bonus pool at the Targeted level (100% of Target bonus pool), and performance at or above the Maximum level triggers a potential bonus pool at the Maximum level (200% of Target bonus pool), in each case for the relevant portion of the bonus pool.

Cardtronics 2010 AECIP

May 11, 2010
UK Targets:
Forty-five percent (45%) of the bonus pool will be based on Adjusted EBITDA performance. For the Adjusted EBITDA metric, the threshold level is set at 91.7% of the Target (budgeted) Adjusted EBITDA level, and the Maximum level is set at 116.7% of the Target EBITDA level.
Forty-five percent (45%) of the bonus pool will be based on ROIC performance. For the ROIC metric, the Threshold ROIC level is set at 16.6% (which is the level achieved if Capital Invested is at budgeted levels and Adjusted EBITDA is 91.7% of budget), and the Maximum level is set at 29.4% (which is the level achieved if Capital Invested is at budgeted levels and Adjusted EBITDA is at 116.7% of budget). The Target ROIC level of 20.9% would be achieved if both Capital Invested and Adjusted EBITDA are at budgeted levels.
Ten percent (10%) of the bonus pool will be based on total revenues. For the total revenue metric, the threshold level is set at £60.5 million which is 98% of the Target (budget) Total Revenue level, and the Maximum level is set at £64.2 million, which is 104% of the Target Total Revenue level.
For each of the metrics, it is intended that the Threshold performance level triggers a potential bonus pool at the Threshold level (50% of Target bonus pool), that the Target performance level triggers a potential bonus pool at the Targeted level (100% of Target bonus pool), and performance at or above the Maximum level triggers a potential bonus pool at the Maximum level (200% of Target bonus pool), in each case for the relevant portion of the bonus pool.
VII. Performance Levels
AECIP is designed to pay bonuses relative to the Company’s actual performance using the schedule shown below. The AECIP is structured to reward the attainment of performance targets and to provide for substantially increased rewards when these performance targets are exceeded. Bonus payouts will not be made unless the Company exceeds certain critical threshold levels.

Bonus Payout for Performance
Performance Level	(% of Target)
Maximum	200%
Target	100%
Threshold	50%
Below Threshold	No Payout
Note that a pro-rata (interpolation) calculation will be performed for actual achievement results that fall between the threshold and target as well as results that fall between the target and maximum results for each performance metric. As an example, if the actual Adjusted EBITDA achieved was $130 million, that result would equate to a 150% payout for that metric, as it would be 50% between the target and maximum levels. To further illustrate, assume that actual ROIC achieved was 18%, the bonus payout for this metric would be approximately 65%, which equates to the pro-rata difference between the minimum payout level of 17.1% and the target of 20.2%

Cardtronics 2010 AECIP

May 11, 2010
VIII. Individual MBO Modifier
Regardless of financial performance, each AECIP award will be adjusted to reflect the individual performance of each executive based on the attainment of his or her MBOs. The AECIP incentivizes each executive to outperform his or her MBOs and penalizes underperformance. Management’s intention is for the Company’s total bonus payout (e.g., after the MBO modifier) to correlate to the consolidated bonus accrual. For example, if the Company achieves its Adjusted EBITDA Target, ROIC Target and Revenue Target (aka “budget”), the sum of the bonus payout would not exceed 100% of the budgeted accrual. The total payout (or bonus “pool”) will be proportionally adjusted up/down based on the actual performance relative to the performance metrics contained within this document.
The MBO adjustment scale is as follows:

MBO Rating	Performance	Modification / % of AECIP Paid
10	All MBOs exceeded	120%
9	All MBOs attained; other exceptional achievements	110%
8	All MBOs attained	100%
7	Substantially all MBOs attained	90%
6	Most but not all MBOs attained	80%
5	MBOs partially attained	60%
4	Most MBOs missed	30%
3	Substantially all MBOs not attained	10%
1-2	All MBOs missed	0%

Cardtronics 2010 AECIP

May 11, 2010
IX. Example Calculation
The following example explains the AECIP plan design:
Cardtronics’ 2010 Annual Executive Cash Incentive Plan
Joe Example, Worldwide Participant
Performance Targets (#s in 000’s)

Performance Metric	Weighting	Threshold	Target	Maximum
Adjusted EBITDA	40%	$110,000	$120,000	$140,000
ROIC	40%	17.1%	20.2%	26.4%
Total Revenues	20%	$527,534	$538,300	$559,832
Payout Matrix

Current Base Salary	$150,000
Target Incentive as % of Salary	40%

	Below Threshold	Threshold	Target	Maximum
Payout as % of Target	0%	50%	100%	200%
Incentive Payout	$0	$30,000	$60,000	$120,000
Example of AECIP Calculation
Assumptions: Adjusted EBITDA and ROIC targets are met, public company reporting met, and minimum performance standards met.

Performance Metric	Actual Performance	AECIP Payout Level	Weighting	Actual AECIP
EBITDA	$120,000	100%	40%	$24,000
ROIC	20.2%	100%	40%	$24,000
Total Revenues	$527,534	50%	20%	$6,000

AECIP Amount Before MBO Modifier	$54,000
MBO Rating	6
MBO Modification	20%
Final AECIP Payout	$43,200

Cardtronics 2010 AECIP

May 11, 2010
Miscellaneous
X. Recoupment Policy
It is Cardtronics’ policy that cash bonuses paid to executives are subject to recoupment if the operating or financial results used to calculate the bonus are later restated. Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash bonus paid for the period in question.
XI. Discretion and Administrative Authority
While the intent is to determine bonuses in accordance with the calculations defined by this plan, the CEO and Compensation Committee of the Board of Directors retain the discretion to adjust the bonus determinations for the performance period relative to the performance targets. Final bonus awards will be determined based on the funds available.
The Compensation Committee shall generally oversee the administration of the Plan. The Compensation Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the 2010 AECIP of any participant, deceased participant, or other person having or claiming to have any interest under the 2010 AECIP. The Compensation Committee shall have complete discretion to interpret the 2010 AECIP and to decide all matters under the plan. Such interpretation and decision shall be final, conclusive and binding on all participants and any person claiming under or through any participant, in the absence of clear and convincing evidence that the Compensation Committee acted arbitrarily and capriciously. Any individual serving as a member of the Compensation Committee who is a participant will not vote or act on any matter pertaining solely to himself. When making a determination or calculation, the Compensation Committee shall be entitled to rely on information furnished by a participant, a participant’s estate, or the Company.
XII. AECIP Calculations
In the event actual results fall in between the Threshold, Target and Maximum levels, interpolation will be used to determine the appropriate bonus payout.
XIII. Taxation
The Company may, in its discretion, require the participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the participant incurs as a result of a bonus payout pursuant to the 2010 AECIP. With respect to any required tax withholding, the Company may withhold from the participant’s payment the amount necessary to satisfy its obligation to withhold taxes.

Cardtronics 2010 AECIP

May 11, 2010
XIV. Funding and Performance Levels
The Performance Levels described in the 2010 AECIP represent the Cardtronics business as of January 1, 2010. Should the Board of Directors formally approve actions, such as a material acquisition that may affect the attainment of the Performance Metrics and Levels described herein, the impact of such actions to the 2010 AECIP will be determined and presented to the Compensation Committee for approval of revised Performance Levels for bonus calculation purposes. The 2010 AECIP constitutes a mere promise by the Company to make payments in accordance with the terms of the 2010 AECIP, and participants and beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the 2010 AECIP will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.
XV. Limitation of Employee’s Rights
Nothing contained in the 2010 AECIP shall (a) confer upon any person a right to be employed or to continue in the employ of the Company, (b) interfere in any way with the right of the Company to terminate the employment of a participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the participant’s interest in the Plan, or (c) confer upon any participant any of the rights of a member or manager of the Company.
XVI. Release
Any payment to any participant in accordance with the provisions of the 2010 AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Compensation Committee under the 2010 AECIP, and the Compensation Committee may require such participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
XVII. Effective Date
The 2010 AECIP is effective as of January 1, 2010. If bonuses are paid, audited financial results for the year ended December 31, 2010 will be used to calculate the bonus payout. As a result, any payment of bonuses will be delayed until the results of the Company’s 2010 audit are substantially finalized. As a result, participants can expect to receive payment in the month of March, 2011; provided, however, that in no event shall a payment be made to a participant pursuant to the 2010 AECIP following March 15, 2011.